PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Post-Qualification Offering Circular Amendment No. 2

File No. 024-10766

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

Subject to Completion, dated November 27, 2018

OFFERING CIRCULAR DATED ___________, 2018

Worthy Peer Capital, Inc.

Worthy Bonds

MAXIMUM OFFERING: $50,000,000

MINIMUM OFFERING: $0

Worthy Peer Capital is an early stage company which through our wholly-owned subsidiary Worthy Lending provides (i) loans to manufacturers, wholesalers and retailers secured by inventory; (ii) retail inventory financing, (iii) purchase order financing, and (iv) factoring financing.  To a lesser extent we may also provide secured loans to other borrowers provided the amount and nature of such loans does not cause us to lose our exemption from regulation as an investment company pursuant to the Investment Company Act of 1940. In September 2018 we made our first loan.  The proceeds of this offering will be used primarily to fund loans but also for general corporate purposes, including the costs of this offering.

We will offer and sell, on a continuous basis, the Worthy Bonds described in this offering circular. This offering circular describes some of the general terms that may apply to the Worthy Bonds and the general manner in which they may be offered and follows the Form 1-A disclosure format.

The Worthy Bonds:

•	are priced at $10.00 each;
•	represent a full and unconditional obligation of our company;
•	bear interest at 5% per annum;
•	have a three-year term, renewable at the option of the bond holder;
•	are subject to a put by the holder at a discount of 1% (may be charged only if exercised during the first year and chargeable only against accrued interest);
•	are subject to a call by us at any time; and
•	are not payment dependent on any underlying small business or other loan.

For more information on the Worthy Bonds being offered, please see the section entitled “Securities Being Offered” beginning on page 19 of this offering circular. The aggregate initial offering price of the Worthy Bonds will not exceed $50,000,000 in any 12-month period, and there will be no minimum offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

We are offering the Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website located at www.worthybonds.com. At the present time, we do not anticipate using any underwriters to offer our securities.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), which owns a mobile app (the “Worthy App”) that allows it users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” as described below may also use additional funds to purchase Worthy Bonds. The Worthy App, which was launched by WFI in early March of 2018, is initially targeted to the millennials and to hourly employees, veterans, municipal employees and others. Through the Worthy App we also provide access to services, which will be attractive to the Worthy community such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling. The Worthy App is available for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

When used in this offering circular, the terms “Worthy Peer Capital,” the “Company,” “we,” or “us” includes Worthy Peer Capital, Inc., a Delaware corporation, and Worthy Lending, LLC, a Delaware limited liability company which is our wholly-owned subsidiary (“Worthy Lending”). We were incorporated in Delaware in June 2016, and our principal address is 4400 North Federal Highway, Suite 210-12, Boca Raton, Florida 33431. Our phone number is (561) 948-0108.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 5 of this offering circular about the risks you should consider before investing.

	Price to the public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per Unit	$10.00	0	$10.00	$0
Maximum Sale of Worthy Bonds	$50,000,000	0	$50,000,000	$0

We commenced the sale of the Worthy Bonds on January 8, 2018, following the qualification by the SEC of the offering statement of which this offering circular is a part, and will continue the offering on a continuous basis thereafter until the maximum number of Worthy Bonds are sold. As of November 18, 2018 we have sold Worthy Bonds in this offering for gross proceeds of $1,598,000, and we have redeemed Worthy Bonds totaling $253,519. The minimum purchase is $10.00 and funds received will not be placed in escrow. All offering expenses will be borne by our company.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering circular is following the disclosure format of Part I of SEC Form S-1.

i

OFFERING CIRCULAR SUMMARY

This summary highlights information contained in this offering circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire offering circular, including our financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our fiscal year ends December 31.

Business Overview

We are an early-stage company which provides (i) loans to manufacturers, wholesalers and retailers secured by inventory, (ii) retail inventory financing, (iii) purchase order financing, and (iv) factoring financing. To a lesser extent we may also provide secured loans to other borrowers provided the amount and nature of such loans does not cause us to lose our exemption from regulation as an investment company pursuant to the Investment Company Act of 1940. We also provide access to services such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

In September 2018 we made our first loan in the amount of $300,000 and in October 2018 we made our second in the amount of $500,000, of which $150,000 has been funded as of October 31, 2018.  These loans are described later in this offering circular under “Business – Our Business” on page 11.

Worthy Peer Capital Website

We operate one online website: www.worthybonds.com to offer our Worthy Bonds. The Worthy Bonds, as more fully described in this offering circular are fully recourse to us, regardless of payments received from any borrower. The Worthy Bond investors will not be given individualized credit risk data on the borrowers in order to avoid the misperception that they are investing directly in any borrowers.

Prospective Worthy Bonds investors will create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to participants in the Worthy Bond program through our website:

•	Available Online Directly from Us. You can purchase Worthy Bonds directly from us through our website.
•

No Purchase Fees Charged. We will not charge you any commission or fees to purchase Worthy Bonds through our website. However, other financial intermediaries, if engaged, may charge you commissions or fees.

•	Invest as Little as $10. You will be able to build ownership over time by making purchases as low as $10.
•	Flexible, Secure Payment Options. You may purchase Worthy Bonds with funds electronically withdrawn from your checking account using our website or by a wire transfer.
•	Manage Your Portfolio Online. You can view your investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

Proceeds from the Worthy Bonds contemplated in this offering have been, and are expected to continue to be used for the purposes described above as well as for general corporate purposes, including the costs of this offering.  Worthy Bonds are not dependent upon any particular loan and remain at all times the general obligations of our company. Final decision on use of proceeds allocations will be made by our management.

Competitive Strengths

We believe we benefit from the following competitive strengths compared to our competitors:

We are part of the Worthy community. The Worthy App is targeted to the millennials who are part of the fastest growing segment of our population. They have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. This Worthy App provides for a savings and investing alternative for the millennials as well as access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

Sales independent of the Worthy App.  Investors may subscribe for Worthy Bonds directly from us and do not need to rely on the Worthy App.

We are part of the fast-growing online lending industry. Alternative lenders often provide a more appealing financing option to small businesses as they are usually more flexible than larger financial institutions on loan repayment terms and often approve loans much faster than banks.  For example, online “peer-to-peer” lending website uses technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to borrowers whose options online were traditionally limited to banks.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $100,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our underwriting model and borrower acquisition strategy enable us to profitably participate in loans at these levels.

Strategy

We will pursue the following strategies:

•	Grow the Worthy community;
•	Market our Worthy Bonds and other products through digital and other social networking channels;
•	Establish strategic relationship with lending platforms; and
•	Establish strategic relationships with service providers.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 5. These risks include, but are not limited to the following:

•	We have a limited history of making loans;
•	Absent any additional financing, other than the sale of Worthy Bonds, we may be unable to meet our operating expenses;
•	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;
•	We have a limited history of operations and may not achieve profitability in the future;
•	We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment;
•	Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market;
•	We may not be able to increase the number and total volume of loans or other credit products in which we participate;
•	Competition in our industry is intense;
•	Our loans will generally be secured obligations of our borrowers, who may not fully meet their obligations, resulting in losses and/or costly and time-consuming collections efforts;
•	We will rely on data centers, outside service providers and other lenders with whom we will participate in the commercial process of making loans;
•	Holders of Worthy Bonds are exposed to the credit risk of our company;
•	There has been no public market for Worthy Bonds and none is expected to develop;
•	We may not qualify for an exemption from regulation as an investment company pursuant to the Investment Company Act of 1940; and
•	Our auditor raised substantial doubt about our ability to continue as a going concern in their audit report dated April 27, 2018.

Our Company

We were incorporated in Delaware in June 2016. Worthy Lending was incorporated in Delaware in August 2018. Our principal address is 4400 North Federal Highway, Suite 210-12, Boca Raton, Florida 33431. Our phone number is (561) 948-0108. Our website is www.worthybonds.com. We are a wholly owned subsidiary of Worthy Financial Inc., a Delaware corporation (“WFI”). The principal address and telephone number of WFI is the same as that of the Company. Neither we nor WFI had any revenues during 2016 or 2017. WFI had no revenues for the first nine months of 2018 and our revenues for that period were minimal. The amount of assets and equity for WFI is nominal, and we have an accumulated deficit of $125,243 and a working capital deficit of $301,533 at September 30, 2018.

Except for this offering circular and our other public filings with the SEC pursuant to the requirements of SEC Regulation A, information found on, or accessible through, our website is not a part of, and is not incorporated into, this offering circular, and you should not consider it part of this offering circular. For more information, please see our filings on www.sec.gov.

THE OFFERING

Securities offered by us	Worthy Bonds
Worthy Website	www.worthybonds.com
Worthy Bonds

The Worthy Bonds:

•

are priced at $10.00 each;

•

represent a full and unconditional obligation of our company;

•

bear interest at 5% per annum;

•

have a term of three years, renewable at the option of the bond holder;

•

are subject to a put by the holder at a 1% discount (may be charged only if exercised during the first year and chargeable against accrued interest);[1]

•

are subject to a call by our company; and

•

are not payment dependent on any underlying small business loan or loans issued by us.

Principal amount of Worthy Bonds:

We will not issue securities hereby having gross proceeds in excess of  $50 million during any 12-month period. The securities we offer hereby will be offered on a continuous basis. As of November 18, 2018 we have sold Worthy Bonds in this offering for gross proceeds of $1,598,000 and we have redeemed Worthy Bonds totaling $253,519.

Regulation A Tier	Tier 2
Worthy Bonds Purchasers

Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest a maximum of the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Securities outstanding prior to this offering (as of November 15, 2018)	1,000,000 shares of common stock[2]
Manner of offering	See section titled “Plan of Distribution” beginning on page 20.
How to invest	Visit www.worthybonds.com and click the “Invest” link at the top of the home page.
Use of proceeds

If we sell $50 million of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $49,950,000, assuming our offering expenses are $50,000. We intend to use the proceeds from the sale of additional Worthy Bonds in this offering to fund loans and for general corporate purposes including the costs of this offering. See “Use of Proceeds.”

———————

1

If put is for more than $50,000, holder must give us thirty days prior written notice.

2

We are a wholly owned subsidiary of WFI and WFI has 1,219,896 shares outstanding.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest, you should consider carefully the risks and uncertainties described below, our financial statements and related notes, and all of the other information in this offering circular. If any of the following risks actually occurs, our business, financial condition, results of operations, and prospects could be adversely affected. As a result, the value of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, and catastrophes.

Our borrowers are expected to be individuals and small businesses. Accordingly, our borrowers will historically have been, and may in the future may remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans that we make or in which we may participate or default rates by borrowers will remain at current expected levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

We will need to expand our employee base as our company grows.  Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by our parent company at no cost to us.

Risks Related to Our Company

We are an early-stage startup and we may never become profitable.

We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

There is substantial doubt about our ability to continue as a going concern.

There is substantial doubt about our ability to continue as a going concern. For the nine months ended September 30, 2018 we reported revenues of $17,000, operating expenses of $82,454 and a net loss of $74,898.  No assurances can be given that we will achieve success in selling any material amount of our Worthy Bonds, or that our operations will provide sufficient revenues to cover our operating expenses.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

•	increase the number and total volume of loans and other credit products extended to borrowers;
•	improve the terms on which loans are made to borrowers as our business becomes more efficient;
•	increase the effectiveness of our direct marketing and lead generation through referral sources;
•	successfully develop and deploy new products;
•	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
•	successfully navigate economic conditions and fluctuations in the credit market;
•	effectively manage the growth of our business; and
•	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

We have only begun to make loans with the proceeds from the sale of the Worthy Bonds.

Since the beginning of this offering through November 18, 2018 we have received proceeds of $1,598,000 from the sale of the Worthy Bonds. We made our first loan in September 2018, and our second loan in October 2018.  While we have identified several additional opportunities for investment in the proceeds, our lending history is limited. Interest on the proceeds from this offering will not cover interest payments on the bonds or our operating expenses.  Accordingly, until such time as we are able to generate significant income from the investment of the proceeds we will be required to utilize cash on hand to make the interest payments which will reduce the amount of proceeds available for loans by us.

We have limited working capital and need additional capital to cover our operating expenses.

Since inception we have been funded by WFI. While it is seeking to raise additional capital, in the absence of additional working capital we may be unable to fund our current expenses and may need to suspend or close our operations.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our company.

We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to individuals and small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw, our Chief Executive Officer, and Alan Jacobs, our Chief Operating Officer. Ms. Outlaw and Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(A) and/or Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes representing part or all of the sales price of merchandise and/or services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. To a lesser extent we may also make secured loans to other types of borrowers provided the amount and nature of such loans does not cause us to lose our exemption from the registration requirements of the Investment Company Act of 1940. If for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(A) or 3(c)(5)(B) we will be required to register as an investment company, which could materially and adversely affect our proposed plan of business.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We have limited experience complying with the provisions of Regulation A or making the public filings required by the rule. Besides qualifying this Form 1-A, we must continue to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with our Regulation A reporting requirements. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

Risks Related to Worthy Bonds

Holders of Worthy Bonds are exposed to our credit risk.

Worthy Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Worthy Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

There is no public market for Worthy Bonds, and none is expected to develop.

Worthy Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Bonds, and we do not intend to list Worthy Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy Bonds through their maturity dates as Worthy Bonds are expected to be highly illiquid investments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this offering circular. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this offering circular. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this offering circular. You should read this offering circular and the documents that we have filed as exhibits to the Form 1-A of which this offering circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this offering circular speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

If we sell $50,000,000 of gross proceeds from the sale of our Worthy Bonds under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $49,950,000, assuming our expenses are $50,000 for such offerings. We intend to use approximately 95% of the proceeds from this offering to fund loans and approximately 5% of the proceeds for general corporate purposes.

As of November 18, 2018, we have received $1,598,000 in gross proceeds from this offering, and have used these proceeds to fund our first two loans together with bond redemptions and payment of expenses for general corporate purposes.

General corporate purposes might be, but are not limited to, the costs of this offering, including our legal and accounting expenses, rent, utilities, computer hardware and software and promotion and marketing. Our management has sole discretion regarding the use of proceeds from the sale of Worthy Bonds. Until we have adequate working capital we do not intend to use any of the proceeds to compensate or otherwise make payments to our officers, directors or subsidiaries.

Pending use of the net proceeds from this offering, we may invest in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

BUSINESS

Background

We are a wholly owned subsidiary of WFI which was organized in February 2016 by Sally Outlaw, our President and CEO. Ms. Outlaw is a leading crowd funding strategist and a Registered Investment Advisor.

WFI was organized to create a “Worthy Community” which we are initially targeting to the millennials who are surpassing the baby boomers as the nation’s largest living generation. Management believes that this demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, change employment frequently and is unable to save money and/or fund a retirement program. At the same time there are two rapidly growing trends – peer financing and robo investing.

WFI has developed a mobile app, the Worthy App, for members of its potentially targeted community, which management believes to is approximately 74,000,000 millennials, who spend more than $600 billion per year. The Worthy App seeks to monetize debit card, checking account linked credit card purchases and other checking account transactions by rounding up the purchase to the next whole dollar amount, which the member can thereafter use to purchase the Worthy Bonds being offered by this offering circular.

Procedurally, Worthy members download the “App” and simply link their debit card or credit card to the App. Every time the member shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the member to use it to invest in the Worthy Bonds. The member’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reach $10.00. Members using this App can also make one time or recurring contributions (the “Contributions”) to buy Worthy Bonds. Direct sales of the Worthy Bonds may also be made independent of the Worthy App.

Through the Worthy App and our website we also provide access to services, which will be attractive to the Worthy Community and others, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling. Referral fees will be paid to WFI and shared with us. Worthy has established a Worthy Referral Partner List of Lenders, which includes:

•	Personal loans – Pave, Upstart and Prosper;
•	Student loan refinancing – Common Bond and SoFi; and
•	Business loans – Street Shares and Funding Circle.

In addition to the millennials, we may also seek to establish strategic relationships with local and national companies to incorporate our services to the benefits it provides to its hourly employees, borrowers and users, as well as veterans and municipal employees and colleges and university alumni associations.

Worthy Website

We operate one website: www.worthybonds.com. Prospective Worthy Bonds investors will create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to participants in the Worthy Bonds program through our website:

•	Available Online Directly from Us. You can purchase Worthy Bonds directly from us through our website;
•

No Purchase Fees Charged. We will not charge you any commission or fees to purchase Worthy Bonds through our website. However, other financial intermediaries, if engaged, may charge you commissions or fees;

•	Invest as Little as $10. You will be able to build ownership over time by making purchases as low as $10;
•	Flexible, Secure Payment Options. You may purchase Worthy Bonds electronically or by wire transfer, and we will provide funding instructions; and
•	View Your Portfolio Online. You can view your investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

Proceeds from the Worthy Bonds contemplated in this offering will be used to fund loans and for general corporate purposes, including the costs of this offering. The Worthy Bonds are not dependent upon any particular loan and remain at all times the general obligations of Worthy.

Our Business

Under our business model, we intend to generate revenue in multiple ways: through fees charged to borrowers, interest generated from each loan that we purchase or in which we participate and fees from ancillary services that we introduce to our Worthy members and others provided by us.

We provide (i) loans to manufacturers, wholesalers, and retailers secured by inventory, (ii) retail inventory financing, (iii) purchase order financing, and (iv) factoring financing. The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. The line of credit can be used to purchase additional inventory or help the business purchase additional inventory.

Purchase order financing allows manufacturers and wholesalers to receive up to 100 percent of the funds needed to fill an order for specified merchandise when they are unable to do so on their own.

It is also our intention to purchase directly or indirectly accounts receivables in a factoring transaction. Factoring is a financial transaction and type of debtor financing in which a business sells its accounts receivables (i.e., invoices) to a third party called a factor at a discount.

To a lesser extent we may also make secured loans to other types of borrowers provided the amount and nature of such loans does not cause us to lose our exemption from the registration requirements of the Investment Company Act of 1940.

We anticipate that we will generate fees from our ancillary services by agreement with WFI. These ancillary services will be from introducing our bond holders to providers of personal loans, refinanced student loans, and small business loans. We are to receive 1/3 of the fees received by WFI. We are unable to anticipate the amount of the loans or the fees we will receive.

During the third quarter for 2018 we began making loans using proceeds from this offering, including:

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in September 2018 we lent $300,000 to a south Florida-based private coaching company which guides stressed out families. Founded in 2004, it offers programs for college-bound students and adults using proprietary programs that engage students, families, educators and the larger community in experiential learning. The terms of this secured loan provide that interest is payable monthly at 1.5% of the outstanding principal balance, together with a collateral management fee of 0.5% per month. The loan matures in August 2021. The borrower is required to pay interest only for the first year of the term of the loan, and thereafter the borrower is required to make principal and interest payments. The borrower is required to make mandatory pre-payments of the principal amount of the loan at any time the eligible tuition receivables exceeds 85% of the amount of the loan, as well as complying with other reporting requirements to us. In addition, the loan is subject to acceleration upon an event of default as set forth in the loan agreement. At the loan closing the borrower prepaid three months interest and collateral management fees, together with a closing fee of $3,000, a due diligence fee of $6,000 and legal fees of $6,000; and

•

in October 2018 we agreed to lend up to $500,000 to a package liquor store. Under the terms of this three year secured loan interest is payable monthly at 1.5% of the outstanding principal balance, together with a collateral management fee of 0.5% per month. The borrowing base under this loan is 66.33% of the value of the eligible inventory plus $150,000. We have funded $150,000 to date to the borrower, the use of proceeds of which were approximately $85,000 for the purchase of inventory, and approximately $65,000 which was withheld by us for closing costs, interest fees and consulting fees payable to a third party at closing. At such time as the borrower has entered into an acceptable payment plan with the state, and subject to the delivery of additional documents, we will make a determination as to any additional available borrowing base under this loan. The borrower is required to make mandatory pre-payments of the principal amount of the loan at any time the principal amount of the loan exceeds the lesser of $500,000 or the then borrowing base, as well as complying with other reporting requirements to us. In addition, the loan is subject to acceleration upon an event of default as set forth in the loan agreement.

DESCRIPTION OF PROPERTY

We lease approximately 300 square-feet, executive suite office space in Boca Raton, Florida and own no physical properties. If necessary, we believe we can find alternative office space without difficulty near our current location.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering circular.

Overview

We are an early-stage company which provides (i) loans to manufacturers, wholesalers, and retailers secured by inventory, (ii) retail inventory financing, (iii) purchase order financing, and (iv) factoring financing. The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. We may also purchase directly or indirectly third party accounts receivables in a factoring transaction. Since inception through December 31, 2017 we were engaged in organizational activities and in January 2018 we began offering Worthy Bonds. In March 2018 the Worthy App was launched. The free mobile app allows users to use their credit or debit cards as they do ordinarily with WFI, our parent company, tracking their purchases and "rounding up" each purchase to the next higher dollar until the "round up" reaches $10.00 at which time the user purchases a $10.00 Worthy Bond. The free mobile app is available for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Since we began offering Worthy Bonds in January 2018, through November 18, 2018 we have raised $1,598,000 in proceeds from this offering.  In the third quarter of 2018 we made our first loan.

Going Concern

For 2017, we reported a net loss of $13,919, cash used in operating activities of $13,919 and we had an accumulated deficit of $50,345 at December 31, 2017. For the first nine months of 2018 (unaudited) we reported a net loss of $74,898, cash used in operating activities of $48,883 and had an accumulated deficit of $125,243 at September 30, 2018.  We did not generate any revenues in 2017 but began revenues during the last part of September 2018. The report of our independent registered public accounting firms, on our audited financial statements at December 31, 2017 and 2016 and for the years then ended, contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern based upon our net losses, cash used in operations, accumulated deficit and lack of revenues. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our audited financial statements appearing elsewhere in this offering circular do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances we will be successful in our efforts to generate revenues or report profitable operations or to continue as a going concern.

Operating Results

Nine months ended September 30, 2018 (unaudited) as compared to the nine months ended September 30, 2017 (unaudited).

During the first nine months of 2018 we generated minimal revenues from interest income and fee income associated with our first loan in September 2018; we did not generate any revenues during the comparable period in 2017.  Our total general and administrative expenses increased significantly during the nine months ended September 30, 2018 from the comparable period in 2017. The material portion of the increase in our total general and administrative expenses for the first nine months of 2018 as compared to the first nine months of 2017 is attributed to increased general and administrative expenses associated with the continued expansion of our operations and additional legal and accounting fees we incur in connection with our public reporting obligations. While we expect that our general and administrative expenses will continue to increase in future periods as our business develops and grows, we are unable at this time to quantify these expected increases.

Interest expense for the first nine months of 2018 represented interest on Worthy Bonds which we began selling in January 2018. We did not have a comparable expense during the 2017 period.

Until such time as we begin generating significant revenues, we expect to continue to report net losses.

Year ended December 31, 2017 as compared to the year ended December 32, 2016

Our general and administrative expenses decreased approximately 62% in 2017 as compared to 2016. This decrease is primarily attributable to a reduction in professional fees. During 2018, however, we expect our general and administrative expenses to increase as a result of the continued expansion of our operations and additional legal and accounting fees we will incur in connection with our public reporting obligations. However, we are unable at this time to quantify these expected increases.

Liquidity and Capital Resources

At September 30, 2018 we had a working capital deficit of $301,533 as compared to a working capital of $9,255 at December 31, 2017. Our current assets increased substantially at September 30, 2018 as compared to December 31, 2017 which reflects cash on hand from the sale of Worthy Bonds during the 2018 period. Our current liabilities also increased substantially at September 30, 2018 as compared to December 31, 2017 period which is principally related to the liabilities associated with the Worthy Bonds as well as accrued interest.  Our revenues are not sufficient to pay our operating expenses, including interest payments on the Worthy Bonds.  We are dependent upon loans from our parent to pay our operating expenses.  As of this date we have not identified any sources of capital other than advances from our parent and sales of our Worthy Bonds. During the nine months ended September 30, 2018, we received capital contributions of $64,110 from our parent company in the form of a forgiveness of related party debt.

While we do not have any commitments for capital expenditures, until such time as our revenues are sufficient to pay our operating expenses, we are dependent upon additional funding to be provided by our parent. It is the intention of our parent company to raise funding for our working capital. There is no written agreement between us and our parent company. There is no certainty that our parent will raise any funds or if a financing can be made under reasonable terms. In the absence of a financing, we may be unable to fund our operating costs and could be required to suspend or close our operations.

Net cash used in operating activities for the nine months ended September 30, 2018 was $48,883 as compared to $9,532 during the comparable period in 2017. In both periods cash was used primarily to fund our losses.

Net cash used in operating activities in 2017 was $13,919 as compared to $6,426 in 2016. In both periods cash was used to fund our losses.

Net cash provided by investing activities was $729,397 for the nine months ended September 30, 2018 which represented the sale of Worthy Bonds, net of redemptions, and the funds used to make the loan in September 2018.   We did not generate or use any cash from investing activities during the nine months ended September 30, 2017.

We did not generate or use any cash in investing activities in either 2017 or 2016.

Net cash provided by financing activities was $26,928 for the nine months ended September 30, 2018, which represented the capital contribution from our parent company, net of repayments, as compared to $9,532 for the nine months ended September 30, 2017, which represented loans from our parent company.

Net cash provided by financing activities was $71,354 in 2017, which included capital contributions from our parent and loans from related parties. Net cash provided by financing activities in 2016 represented loans from related parties and the proceeds of the sale of common stock to our parent.

Significant accounting policies

Our significant accounting policies are fully described in Note 3 to our unaudited financial statements appearing elsewhere in this report. We believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. In the opinion of our management, all adjustments (consisting of normal recurring items) necessary for a fair presentation of the unaudited financial statements as of September 30, 2018, and the results of operations and cash flows for the nine months ended September 30, 2018 have been made. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for a full year.

MANAGEMENT

Our executive officers and directors, and ages are as follows:

Name	Age	Position	Term of Office
:
Sally Outlaw	55	Chief Executive Officer, Co-Founder, Director	Since June 2016

Alan Jacobs	76	Executive Vice President, Chief Operating Officer, Director	Since June 2016

Sally Outlaw as a co-founder of the Company has served as our chief executive officer and director since inception. For more than the past five years she has been very active in the promulgation of the crowd funding rules and regulations. Since October 2010 she has been the president of Peerbackers LLC, which has been engaged in all aspects of crowd funding. Ms. Outlaw is also president and CEO of Peerbackers Advisory LLC, an SEC Registered Investment Advisor. She has also been chief executive officer of Worthy Financial, Inc. since its inception in 2016.

Alan Jacobs has served as our executive vice president, chief operating officer and director since inception. He has also served as president of our Worthy Lending subsidiary since its formation in August 2018.  For more than the past five years he has been engaged as a business consultant for various early stage companies. Since January 2016 he has served as CorpFin Management Group, a South Florida-based business development and strategic planning company.  From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College and law degree from Columbia University. Mr. Jacobs has also been senior vice president of Worthy Financial, Inc. since 2016. He is also president of Wheelchair Fitness Solution Inc. and director of business development of SSTI, Inc. since 2015.

Worthy Lending

In addition to Mr. Jacobs, Worthy Lending has two officers including:

Joseph D’Arelli.  Mr. D’Arelli, 49, has served as Worthy Lending’s executive vice president and chief operating officer since August 2018.  Mr. D’Arelli has over 25 years of experience in public accounting, including partnership and senior management positions, and he has extensive experience in auditing public and private companies in such industries as waste management, financial services; broker/dealers; distribution and technology companies. From June 2018 until joining Worthy Lending, Mr. D’Arelli was self-employed, providing business advisory and accounting consulting services.  From November 2016 until June 2018, Mr. D’Arelli was employed by Attis Industries, Inc. (Nasdaq: ATIS) serving as Chief Financial Officer (November 2016 until April 2017) and SEC Compliance Director (April 2017 until June 2018).  From October 2012 until May 2016 he was a partner/shareholder at D'Arelli Pruzansky, P.A., a PCAOB- registered accounting firm.  He continues his affiliations with the American Institute of Certified Public Accountants (AICPA), New York State Society of Certified Public Accountants (NYSSCPA), Florida Institute of Certified Public Accountants (FICPA), and is a Certified Public Accountant in the states of Florida and New York. Mr. D'Arelli has a Bachelor's Degree in Accounting from St. John's University.

On September 30, 2016, the SEC issued an Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (collectively, the “Order”) against D’Arelli Pruzansky, P.A. (the “Firm”), Joseph D’Arelli, CPA, and Mitchell Pruzansky, CPA (collectively, the “Respondents”). Respondents consented to the Order pursuant to Offers of Settlement, accepted by the SEC, pursuant to which Respondents neither admitted nor denied the findings in the Order. During a PCAOB inspection in July 2015, the Firm was informed that it had failed to comply with the SEC’s partner rotation requirements because Mr. D’Arelli and Mr. Pruzansky performed quarterly reviews after being the lead audit partner for five consecutive audits, with respect to two issuer audit clients. In August 2015, the Firm reviewed all of its engagements and self-reported instances of such rotation issue regarding additional issuer audit clients. Respondents have been ordered to cease and desist from committing or causing any violations and any future violations of Sections 10A(j) and 13(a) of the Securities Exchange Act of 1934 and Rules 10A-2 and 13a-13 thereunder and to pay, jointly and severally, a civil penalty of $50,000.

Jungkun (“Jang”) Centofanti.  Ms. Centofanti, 49, has served as Worthy Lending’s senior vice president and chief administrative officer since August 2018.  Ms. Centofanti, 49, has served as Worthy Lending’s senior vice president and chief administrative officer since August 2018.  Ms. Centofanti has more than 25 years of operational and management experience.   Since September 2016 she has been Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company.  Since January 2017 she has served as Vice President of our parent, WFI, as Vice President of Wheelchair Fitness Solution Inc.  Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies.  Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale.

Family Relationships

There are no family relationships between our executive officers and directors.

Conflicts of Interest

We do not believe that we are a party to any transactions that contain or give rise to a conflict of interest between any of our directors, officers and major stockholders on the one hand, and our company on the other hand.

Involvement in Certain Legal Proceedings

We are not a party to any litigation.

Director Independence

None of our directors are “independent” within the meaning of Rule 5605 of the NASDAQ Marketplace Rules.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Historically we did not compensate our officers or directors for their services to our company.  In September 2018 Worthy Lending began compensating Mr. Jacobs for his services at the rate of $4,000 per month, payable monthly. Under the terms of our oral agreement with him, he is entitled to reimbursement for out-of-pocket expenses and a cash bonus, payable as of August 31 of each year, equal to 1% of the principal amount of loans we have then outstanding, payable quarterly in advance.  The terms of this arrangement may be amended by our board of directors, of which Mr. Jacobs is a member, at any time.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

We currently have 1,000,000 shares of our common stock outstanding, which are all owned by WFI. WFI has 1,219,896 shares outstanding, which are held as of November 15, 2018, by the executive officers and directors and holders of more than 5% of the common stock of WFI as follows:

Name and address of beneficial owner(1)	Amount and nature of beneficial ownership of WFI		Percent of class
Sally Outlaw	419,790	(2)	34%
Alan and Susan Jacobs	200,000	(2)	16.6%
All officers and directors, as a group (2 persons)	848,750		50.6%
Randolph H. Pohlman (3)	100,000		8.4%
Jack W. and Susan S. Richards	190,356		16.1%
Andrew Rachmell	228,960	(2)(4)	19.3%

———————

(1)	Unless otherwise noted, the address of each executive officer, directors or 5% shareholder is Worthy Financial, Inc., 4400 North Federal Highway, Suite 210-12, Boca Raton, Florida 33431
(2)	All shares are held indirectly through WFI.
(3)	Shares are held by the Randolph Allen Pohlman Living Trust.
(4)	Mr. Rachmell, a co-founder of our company, served as an officer and director until January 2018. He was also an officer and director of WFI until January 2018.

THE WORTHY PEER CAPITAL WEBSITE

Worthy Bond investors are provided with a bond directly from our company. All bonds earn the designated annual rate and are fully guaranteed by us.

Worthy Bonds are held on our website in electronic form and are not listed on any securities exchange. The Worthy Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy Bonds to third parties, which charge would only be made against accrued interest. Worthy Bonds can be viewed at any time by accessing the “My docs” tab in the investor’s account. These bonds are only accessible by the individual investor and cannot be accessed unless the investor enters login-credentials.

Fees

Worthy Bond investors are not charged a servicing fee for their investments, but may be charged a transaction fee if their method of deposit requires us to incur an expense.

Use of Proceeds

We will use the proceeds of this offering primarily to make and participate in loans but also for general corporate purposes, including the costs of this offering. See “Use of Proceeds.”

Establishing an Account

The first step to being able to purchase Worthy Bonds under our website is for a user to set up an account (a “Worthy Bonds Account”). In order to set up a Worthy Bonds Account, you need to do the following:

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if you are an individual, you will need to establish a Worthy Bonds Account through our website by registering and providing your name, email address, social security number, the type of account and other specified information;

•

if you are an organization, you will establish a Worthy Bonds Account through our website by registering and providing the name of the organization, the type of organization, email address, tax identification number, type of account and other specified information; and

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in either case, you must agree to our terms of use, privacy policy and subscription agreement, which provide for the general terms and conditions of using our website and purchasing the Worthy Bonds and other applicable terms and conditions.

As part of these terms and conditions and by registering to purchase Worthy Bonds, you will be required to certify to us that:

•	you will have had the opportunity to download and view this offering circular and any offering circular supplement through our website each time you purchase Worthy Bonds;
•	if you are an individual investor, your purchase order is submitted for and on behalf of your account;
•	if you are an organization, your purchase order has been submitted by an officer or agent who is authorized to bind the organization;
•	you are making your own investment decision and understand the risk of investing in the Worthy Bonds;
•	we are not providing you any investment advice nor are we acting as or registered as a broker, dealer, investment adviser or other fiduciary; and
•	your purchase order and all other consents submitted through our website are legal, valid and enforceable contracts.

You must agree to receive all notifications required by law or regulation or provided for by our website electronically at your last electronic address you provided to us.

After you have successfully registered with our website, you will receive a confirmation of your successful registration and may view available Worthy Peer Bond offerings. Please note that you are not obligated to submit a purchase order for any Worthy Bonds simply because you have registered on our website.

The Worthy Bonds may not be a suitable investment for you, even if you qualify to purchase Worthy Bonds. Moreover, even if you qualify to purchase Worthy Bonds and place a purchase order, you may not receive an allocation of Worthy Bonds for a number of reasons.

If you have difficulty opening an account or otherwise using our website, you may use the live help button on our website to connect with one of our customer service representatives. Customer service representatives will help you with technical and technology issues related to your use of our website. However, customer service representatives will not provide you with any investment advice, nor will they provide you with any information as to the Worthy Bonds, how much to invest in Worthy Bonds, or the merits of investing or not investing in Worthy Bonds.

How to Purchase Worthy Bonds

In order for you to complete a purchase order for Worthy Bonds, you must first provide funds. We will instruct you on how to do so. You may then submit purchase orders by:

•	reviewing the applicable offering circular for Worthy Bonds;
•	indicating the amount of Worthy Bonds that you wish to purchase;
•	submitting a purchase order by clicking the confirmation button; and
•	reviewing the purchase order to ensure accuracy, checking the box to confirm accuracy and confirming the purchase order by clicking the confirmation button.

You will not be able to purchase a Worthy Bond unless you have completed all of the above steps.

Once you submit a purchase order to our website, your purchase order will constitute an offer to purchase Worthy Bonds. For purposes of the electronic order process at our website, the time as maintained on our website will constitute the official time of a purchase order.

Website Operation

Although our website has been designed to handle numerous purchase orders and prospective investors, we cannot predict the response of our website to any particular issuance of Worthy Bonds pursuant to this offering circular. You should be aware that if a large number of investors try to access our website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to our website, as well as website capacity limits or failures may prevent purchase orders from being received on a timely basis by our website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

Orders are typically processed on the business day following the order. You may not withdraw the amount of your purchase order, unless the listing is withdrawn or cancelled. Once a purchase order is accepted and processed, it is irrevocable. See “The Worthy Peer Capital Basic Platform—Structure of Investor Accounts and Treatment of Your Balances” for more information. Interest does not accrue until the purchase funds have cleared.

Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the Worthy Bonds that you wish to purchase. In the case of an entity investor, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity.

Currently, the minimum purchase order that you may submit for any particular offering of Worthy Bonds is $10, and subject to consideration there is no maximum purchase order that may be submitted, except for non-accredited investors, whose purchases will be subject to the following limits pursuant to SEC Rule 251(d)(2)(C):

•	natural non-accredited persons may only invest the greater of 10% of their annual income or net worth; and
•	non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Tax and Legal Treatment

Worthy Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

SECURITIES BEING OFFERED

Following is a summary of the terms of the Worthy Bonds, which will be offered on the Worthy website.

General. We may offer Worthy Bonds, with a total value of up to $50 million on a continuous basis, under this offering circular. We will not issue more than $50 million of securities pursuant to this offering circular in any 12-month period.

The Worthy Bonds:

•	are priced at $10.00 each;
•	represent a full and unconditional obligation of the Company;
•	bear interest at 5% per annum;
•	have a term of three years, renewable at the option of the bond holder; and
•	are not payment dependent on any underlying small business loan.

Interest. Interest shall be computed on the basis of a year consisting of 360 days and will accrue when the funds have cleared.  Beginning on January 1, 2019, we will issue a new Worthy Bond for each $10.00 of accrued interest due the bondholder, which will also bear interest at 5% per annum, effectively providing purchasers of Worthy Bonds after that date with the benefit of compound interest.

Ranking. The Worthy Bonds are general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy Bonds by their terms. There is no sinking fund.

Form and Custody. Worthy Bonds will be issued by computer-generated program on our website and electronically signed by the Company in favor of the investor. The Worthy Bonds will be stored by us and will remain in our custody for ease of administration.

Put by holder. Subject to a put by the holder at a discount of 1% (may be charged only if exercised during the first year and chargeable only against accrued interest).

Further, if the put is more than $50,000, holder must give us thirty days prior written notice.

Callable. Subject to a call by us at the principal amount plus accrued interest.

Conversion or Exchange Rights. We do not expect the Worthy Bonds to be convertible or exchangeable into any other securities.

Events of Default. The following will be events of default under the Worthy Bonds:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, or premium, if any, when due whether by maturity or called for redemption; and
•	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

The occurrence of an event of default of Worthy Bonds may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Redemption at Maturity and Rollovers.  All redemptions and rollovers will be handled electronically. Within 30 days of maturity the holder will be advised of the maturity and given the opportunity to rollover the note, including the terms of the rollover.

Governing Law. Worthy Bonds will be governed and construed in accordance with the laws of the State of Florida.

No Personal Liability of Directors, Officers, Employees and Stockholders. No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Worthy Bonds.

PLAN OF DISTRIBUTION

Subscribing for Worthy Bonds

We are offering up to $50,000,000 in our Worthy Bonds pursuant to this offering circular. Worthy Bonds being offered hereby will be offered through the Worthy Peer Capital website at www.worthybonds.com. We reserve the right, however, to engage an underwriter to offer these bonds. We may also engage the services of a portal to offer these Worthy Bonds. This offering circular will be furnished to prospective investors via electronic format before or at the time of all written offers and will be available for viewing and download on the Worthy Peer Capital website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase Worthy Bonds, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement and provide funds for its subscription amount in accordance with the instructions provided therein.

We may also engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for the Worthy Bonds. If any broker-dealer or other agent/person is engaged to sell our Worthy Bonds, we will file a post-qualification amendment disclosing the names and compensation arrangements prior to any sales by such persons.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Worthy Bonds are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Bonds offered hereby are offered and sold only to “qualified purchasers” or at a time when our Worthy Bonds are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Worthy Bonds does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Physical Worthy Bonds Will Not be Issued

We will not issue Worthy Bonds in physical or paper form. Instead, our Worthy Bonds will be recorded and maintained on our membership register.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In connection with the organization of WFI, the Pearlman Law Group LLP was issued 25,000 shares of its common stock at par value per share.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Subsequent to March 10, 2017, D’Arelli Pruzansky P.A., who audited our financial statements for the period from inception (June 9, 2016) to December 31, 2016, declined to stand for election since it had determined that it would no longer provide audit services to its clients and voluntarily withdrew as a member of the PCAOB. On March 29, 2018, our board of directors approved the appointment of Salberg & Company, P.A.

The report of D’Arelli Pruzansky did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Prior to their declination there were no disagreements with D’Arelli Pruzansky P.A. on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures which disagreements, if not resolved to the satisfaction of D’Arelli Pruzansky, would have caused them to make reference to the subject matter of the disagreements with their report. Prior to the engagement of Salberg & Company, P.A., we did not consult with them regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to us or oral advice was provided that Salberg & Company, P.A. concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reports issue.

LEGAL MATTERS

Certain legal matters regarding the securities being offered by this offering circular have been passed upon for us by Pearlman Law Group LLP, Fort Lauderdale, Florida.

EXPERTS

Our audited financial statements as of December 31, 2017 and for the year then ended have been audited by Salberg & Company, P.A., independent registered public accounting firm. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our audited financial statements as of and for the period from June 9, 2016 (inception) through December 31, 2016 have been audited by D’Arelli Pruzansky, P.A., independent registered public accounting firm. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WORTHY PEER CAPITAL, INC.

Financial Statements

TABLE OF CONTENTS

Page

Balance Sheets at September 30, 2018 (unaudited) and December 31, 2017	F-2
Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 2018 and 2017	F-3
Consolidated Statements of Changes in Shareholder’s Equity (Deficit) (unaudited) for the nine months ended September 30, 2018	F-4
Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2018 and 2017	F-5
Notes to Consolidated Financial Statements (unaudited)	F-6
Reports of Independent Registered Public Accountant	F-10
Balance Sheets at December31, 2017 and 2016	F-13
Statements of Operations for the year ended December 31, 2017 and for the period from June 9, 2016 (inception) through December 31, 2016	F-14
Statements of Changes in Shareholder's Equity (Deficit) for the year ended December 31, 2017 and for the period from June 9, 2016 (inception) through December 31, 2016	F-15
Statements of Cash Flows for the year ended December 31, 2017 and for the period from June 9, 2016 (inception) through December 31, 2016	F-16
Notes to the Financial Statements	F-17

Worthy Peer Capital, Inc.

Consolidated Balance Sheets

(Unaudited)

	As of
	September 30, 2018	December 31, 2017
ASSETS

Current Assets
Cash	$764,977	$57,535
Total Current Assets	764,977	57,535

Other Assets
Loans Receivable	300,000	—
Total Other Assets	300,000	—
TOTAL ASSETS	$1,064,977	$57,535

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities
Bond liabilities	$1,029,397	$—
Accounts payable	473	—
Accrued interest	10,343	—
Deferred interest income	15,200	—
Advances from parent	10,000	47,183
Advances from officer	1,097	1,097
Total Current Liabilities	1,066,510	48,280
Total Liabilities	1,066,510	48,280

Commitments and contingencies (note 9)	—	—

Shareholder's Equity (Deficit)
Preferred Stock, par value $0.0001, and 1,000,000 shares authorized, and 0 shares issued and outstanding	—	—
Common Stock, par value $0.0001, and 5,000,000 shares authorized, and 1,000,000 shares issued and outstanding	100	100
Additional paid-in capital	123,610	59,500
Accumulated deficit	(125,243)	(50,345)
Total Shareholder's Equity (Deficit)	(1,533)	9,255

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)	$1,064,977	$57,535

These consolidated financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them

The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements

Worthy Peer Capital, Inc.

Consolidated Statements of Operations

(Unaudited)

	Nine Months ended September 30,
	2018	2017

Revenue
Interest income	$1,500	$—
Fee income	15,500	—
Total revenue	17,000	—

Operating Expenses
General and Administrative expenses	82,454	9,532

Other Income/(Expenses)
Interest expense	(10,342)	—
Interest income	898	—
Total Other	(9,444)	—

Loss Before Taxes	(74,898)	(9,532)

Less Provision for Income Taxes	—	—

Net Loss	$(74,898)	$(9,532)

Earnings per common share (basic and diluted):

Net loss per common share	$(0.07)	$(0.01)
Weighted average number of shares outstanding	1,000,000	1,000,000

These consolidated financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them

The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements

Worthy Peer Capital, Inc.

Consolidated Statements of Changes in Shareholder's Equity/(Deficit)

For the Nine Months ended September 30, 2018

(Unaudited)

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Deficit	Total

Balance at December 31, 2017	1,000,000	$100	$59,500	$(50,345)	$9,255

Capital contribution from parent	—	—	64,110	—	64,110

Net loss	—	—	—	(74,898)	(74,898)

Balance at September 30, 2018	1,000,000	$100	$123,610	$(125,243)	$(1,533)

These consolidated financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them

The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements

Worthy Peer Capital, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months ended September 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(74,898)	$(9,532)
Adjustments to reconcile net loss to net cash (used in) operating activities:

Changes in working capital items:
Accrued interest	10,343	—
Deferred interest income	15,200	—
Accounts payable	473	—

Net cash used in operating activities	(48,883)	(9,532)

Cash flows from investing activities:
Proceeds from bonds	1,119,430	—
Redemption of bonds	(90,033)	—
Loan receivable	(300,000)	—

Net cash provided by investing activities	729,397	—

Cash flows from financing activities:
Proceeds from parent	58,548	9,532
Payments to parent	(31,620)	—

Net cash provided by financing activities	26,928	9,532

Net change in cash	707,442	—

Beginning cash	57,535	100

Ending cash	$764,977	$100

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Supplemental Non-Cash Investing and Financing Information

Parent company loan converted to capital	$64,110	$—

These consolidated financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them

The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements

WORTHY PEER CAPITAL, INC.

Notes to Consolidated Financial Statements

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded June 9, 2016. We are an early stage company, which, through our wholly owned subsidiary Worthy Lending, LLC (“WL”), loans or participates in secured loans, primarily to small business borrowers as well as to acquire third party accounts receivables in factoring agreements. We offer the Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website. We also market and sell our Worthy Bonds directly to investors.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. Through the Worthy App, owned and operated by our parent company, we will also provide access to services, which will be attractive to the Worthy community such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling.

On August 27, 2018, the Company organized Worthy Lending, LLC, a Delaware limited liability company, as a wholly owned subsidiary.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $75,000 and $49,000, respectively, for the nine months ended September 30, 2018. The net losses incurred in 2018 and 2017 have resulted in an accumulated deficit of approximately $125,000 at September 30, 2018. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2018, the Company continues to incur losses, however, the process of obtaining approval of a Form 1-A Regulation A Offering Statement to raise capital has been completed.

In response to the losses incurred in 2018 and 2017, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $765,000 at September 30, 2018. This cash was obtained through the sale of our Worthy Bonds.

No assurances can be given that the Company will achieve success in obtaining sufficient levels of end user sell-through necessary to fully sustain its operations, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of Worthy Peer Capital, Inc. included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The unaudited consolidated financial statements do not include all of the information and footnotes required by US Generally Accepted Accounting Principles (“GAAP”) for complete financial statements. The unaudited consolidated financial statements should be read in conjunction with the annual financial statements and notes for the year ended December 31, 2017. The balance sheet at December 31, 2017 contained herein was derived from audited financial statements, but does not include all disclosures included in the annual financial statements for the Company, and applicable under accounting principles generally accepted in the United States of America. Certain information and footnote disclosures normally included in our annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America, but not required for interim reporting purposes, have been omitted or condensed.

WORTHY PEER CAPITAL, INC.

Notes to Consolidated Financial Statements

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

In the opinion of management, all adjustments (consisting of normal recurring items) necessary for a fair presentation of the unaudited consolidated financial statements as of September 30, 2018, and the results of operations and cash flows for the nine months ended September 30, 2018 have been made. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for a full year.

Basis of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Lending, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the financial statements include estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax position in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at September 30, 2018 and December 31, 2017.

WORTHY PEER CAPITAL, INC.

Notes to Consolidated Financial Statements

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

NOTE 4. LOANS RECEIVABLE

On September 20, 2018, the Company, through its wholly owned subsidiary WL, entered in to a loan receivable agreement for $300,000 with a small business borrower. The loan pays interest at 1.5% per month and a collateral management fee of .5% per month. The loan agreement has customary closing costs, which have been recorded as fee income by the Company. The term of the loan is three years and pays interest only in year one. The loan is secured by the assets of the borrower. This investment was funded by our bond sales.

NOTE 5. RECENTLY ISSUED ACCOUNTING STANDARDS AND DEVELOPMENTS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In February 2016, the FASB issued authoritative guidance, which is included in ASC 842, "Leases." This guidance requires lessees to recognize most leases on the balance sheet by recording a right-of-use asset and a lease liability. This guidance is effective for the Company as of January 1, 2019. The Company is currently evaluating the impact this standard may have on its financial statements.

In May 2014, the FASB issued authoritative guidance, which is included in ASC 606, "Revenue from Contracts with Customers." This guidance provides a single, comprehensive revenue recognition model for all contracts with customers and requires that a company recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015, the FASB delayed the effective date of this guidance by one year. As a result, this guidance is effective for the Company as of January 1, 2018 and shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Based on the completed analysis, the Company has determined the adjustment will not have a material impact on the financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its financial statements.

NOTE 6. BOND LIABILITIES

During the nine months ended September 30, 2018, the Company sold $1,119,430 of Worthy Bonds. The Bonds have a three year term, renewable at the option of the bond holder, accrue interest at 5%, are subject to a put by the holder at a discount of 1% (may be charged only if exercised during the first year and chargeable only against accrued interest), and are subject to a call by the Company at any time.  The Company has $10,343 of accrued interest related to these outstanding bonds at September 30, 2018. During the nine months ended September 30, 2018, $90,033 of bonds were redeemed.

NOTE 7. ADVANCES FROM OFFICER

The Company is obligated to reimburse one of its officers for advancing the Company funds to cover costs such as filling fees and organizational expense. The balance due is $1,097 and $1,097 at September 30, 2018 and December 31, 2017, respectively, and is due on demand, unsecured and interest free.

NOTE 8. ADVANCES FROM PARENT

The Company is obligated to reimburse its parent for advancing the Company funds to cover costs such as accounting, audit and legal expenses. The balance due is $10,000 and $47,183 at September 30, 2018 and December 31, 2017, respectively, and is due on demand, unsecured and interest free.

WORTHY PEER CAPITAL, INC.

Notes to Consolidated Financial Statements

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Lease commitments

The Company is in its early stages of development and accordingly, it has not yet been necessary to lease or acquire facilities and equipment, although the Company has incurred approximately $48,000 of shared expenses, through its parent company.

NOTE 10. EQUITY

On June 9, 2016, the Company was founded with the issuance of 1 million shares of our $0.0001 per share par value common stock for $100 to WFI. WFI is the sole shareholder of the Company’s common stock.

The Company has authorized 5 million shares of common stock and 1 million shares of preferred stock. No preferred shares have been issued.

During the nine months ended September 30, 2018, the Company received capital contributions of $64,110 from WFI.

During the nine months ended September 30, 2018, WFI forgave $64,110 of parent company debt, which was recorded as capital contributions.

On December 8, 2017, the Company amended its certificate of incorporation changing the total authorized shares to 6,000,000 from 50,000,000 of which 5,000,000 shall be common and 1,000,000 shall be preferred. No preferred shares have been issued.

NOTE 11. RELATED PARTIES

The Company has loans from its parent company and an officer of the Company, see notes 7 and 8. The Company has also received capital contributions from its parent company, see note 10.

NOTE 12. SUBSEQUENT EVENTS

Worthy Bond sales subsequent to September 30, 2018, through November 23, 2018 were approximately $220,000. These sales have been recorded as an increase in cash and an increase in a corresponding liability.

In October of 2018, the Company entered in to a $500,000 loan receivable agreement with a small business. To date the Company has advanced $150,000 to this small business based on the terms of the agreement. All terms are similar to the loan receivable agreement entered into on September 20, 2018, see footnote 4.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of:

Worthy Peer Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Worthy Peer Capital, Inc. (the “Company”) as of December 31, 2017, the related statements of operations, changes in shareholder’s equity (deficit), and cash flows, for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the financial statements, the Company has a net loss and cash used in operations of $13,919 and $13,919, respectively, in 2017, has an accumulated deficit of $50,345 at December 31, 2017 and has yet to generate revenues. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2018.

Boca Raton, Florida

April 27, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Worthy Peer Capital, Inc.

4400 North Federal Highway, Suite 210-37

Boca Raton, Florida 33431

We have audited the accompanying financial statements of Worthy Peer Capital, Inc (a Delaware corporation), which comprise the balance sheet as of December 31, 2016, and the related statement of operations, statement of changes in shareholder’s deficit and cash flows for the period from inception (June 9, 2016) to December 31, 2106, and the related notes to the financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worthy Peer Capital, Inc. as of December 31, 2016, and the results of its operations and its cash flows for the initial period then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss and accumulated deficit of $36,000. The Company also had a working capital deficit of $36,326 at that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ D’Arelli Pruzansky, PA
Certified Public Accountants

Coconut Creek,

March 10, 2017

WORTHY PEER CAPITAL, INC.

BALANCE SHEETS

AS OF DECEMBER 31,

	2017	2016
ASSETS

Current Assets
Cash	$57,535	$100
Total Current Assets	57,535	100

TOTAL ASSETS	$57,535	$100

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$—	$30,000
Advances from parent	47,183	5,773
Advances from officer	1,097	653
Total Current Liabilities	48,280	36,426
Total Liabilities	48,280	36,426

Commitments and contingencies (note 7)	—	—

Shareholder's Equity (Deficit)
Preferred Stock, par value $0.0001, and 1,000,000 shares authorized, and 0 shares issued and outstanding	—	—
Common Stock, par value $0.0001, and 5,000,000 shares authorized, and 1,000,000 shares issued and outstanding	100	100
Additional paid-in capital	59,500	—
Accumulated deficit	(50,345)	(36,426)
Total Shareholder's Equity (Deficit)	9,255	(36,326)

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)	$57,535	$100

The accompanying notes are an integral part of these financial statements

WORTHY PEER CAPITAL, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2017	For the Period from June 9, 2016 (Inception) Through December 31, 2016

Operating Expenses
General and Administrative expenses	$13,919	$36,426

Loss Before Taxes	(13,919)	(36,426)

Less Provision for Income Taxes	—	—

Net Loss	$(13,919)	$(36,426)

Earnings per common share (basic and diluted):

Net loss per common share	$(0.01)	$(0.04)
Weighted average number of shares outstanding	1,000,000	1,000,000

The accompanying notes are an integral part of these financial statements

WORTHY PEER CAPITAL, INC.

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

	Common Shares	Common Stock, Par Value	Additional Paid in Capital	Accumulated Deficit	Total

Balance at June 9, 2016 (Inception)	—	$—	$—	$—	$—

Common shares issued for cash	1,000,000	100	—	—	100

Net loss	—	—	—	(36,426)	(36,426)

Balance at December 31, 2016	1,000,000	100	—	(36,426)	(36,326)

Capital contribution from parent	—	—	59,500	—	59,500

Net loss	—	—	—	(13,919)	(13,919)

Balance at December 31, 2017	1,000,000	$100	$59,500	$(50,345)	$9,255

The accompanying notes are an integral part of these financial statements

WORTHY PEER CAPITAL, INC.

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2017	For the period from June 9, 2016 (inception) Through December 31, 2016
Cash flows from operating activities:
Net loss	$(13,919)	$(36,426)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Changes in working capital items:
Accounts payable	—	30,000

Net cash used in operating activities	(13,919)	(6,426)

Cash flows from financing activities:
Capital contributions from parent	59,500	—
Loan from parent	11,410	5,773
Loan from officer	444	653
Common shares issued for cash	—	100

Net cash provided by financing activities	71,354	6,526

Net change in cash	57,435	100

Beginning cash	100	—

Ending cash	$57,535	$100

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Supplemental Non-Cash Investing and Financing Information

Reclassification of accounts payable to advances from parent	$30,000	$—

The accompanying notes are an integral part of these financial statements

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded June 9, 2016. We are an early stage company which intends to loan or participate in secured loans, primarily to small business borrowers as well as to acquire third party accounts receivables in factoring agreements. We intend to offer the Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website. We have yet to commence planned principal operations.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. Through the Worthy App, owned and operated by our parent company, we will also provide access to services, which will be attractive to the Worthy community such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling.

Since we have not commenced planned principle operations, the Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s objective and failure to generate sufficient revenues once planned principle operations commence.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $14,000 and $14,000, respectively, for the year ended December 31, 2017 and approximately $36,000 and $6,400, respectively, for the period June 9, 2016 (Inception) through December 31, 2016. The net losses incurred in 2017 and 2016 have resulted in an accumulated deficit of approximately $50,000 at December 31, 2017. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Financing activities have not yet begun, other than credit extended by suppliers for organizational activities during 2016 and professional fees in 2017, which was primarily due to filing fees, legal and accounting services. During 2017, the Company continues to incur losses, however, the process of obtaining approval of a Form 1-A Regulation A Offering Statement to raise capital has been completed.

In response to the losses incurred in 2017 and 2016, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $57,500 at December 31, 2017. This cash was obtained through capital contributions from our parent company.

No assurances can be given that the Company will achieve success in obtaining sufficient levels of end user sell-through necessary to fully sustain its operations, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the financial statements include estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax position in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at December 31, 2017 and 2016.

Reclassifications

Certain amounts in the 2016 statements of cash flows have been reclassified from operating activities to financing activities to conform to the 2017 presentation. These reclassifications increased 2016 net cash used in operating activities by $6,426.

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS AND DEVELOPMENTS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In February 2016, the FASB issued authoritative guidance, which is included in ASC 842, "Leases." This guidance requires lessees to recognize most leases on the balance sheet by recording a right-of-use asset and a lease liability. This guidance is effective for the Company as of January 1, 2019. The Company is currently evaluating the impact this standard may have on its financial statements.

In May 2014, the FASB issued authoritative guidance, which is included in ASC 606, "Revenue from Contracts with Customers." This guidance provides a single, comprehensive revenue recognition model for all contracts with customers and requires that a company recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015, the FASB delayed the effective date of this guidance by one year. As a result, this guidance is effective for the Company as of January 1, 2018 and shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Based on the completed analysis, the Company has determined the adjustment will not have a material impact on the financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its financial statements.

NOTE 5. ADVANCES FROM OFFICER

The Company is obligated to reimburse one of its officers for advancing the Company funds to cover costs such as filling fees and organizational expense. The balance due is $1,097 and $653 at December 31, 2017 and 2016, respectively, and is due on demand, unsecured and interest free.

NOTE 6. ADVANCES FROM PARENT

The Company is obligated to reimburse its parent for advancing the Company funds to cover costs such as accounting, audit and legal expenses. The balance due is $47,183 and $5,773 at December 31, 2017 and 2016, respectively, and is due on demand, unsecured and interest free.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Lease commitments

The Company is in its early stages of development and accordingly, it has not yet been necessary to lease or acquire facilities and equipment.

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

Concentrations

Concentration of Credit Risk

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2017.

Concentration of Lender

Since inception, we have relied mainly on funding from our Parent Company.

NOTE 8. EQUITY

On June 9, 2016, the Company was founded with the issuance of 1 million shares of our $0.0001 per share par value common stock for $100 to WFI. WFI is the sole shareholder of the Company’s common stock. The Company has authorized 5 million shares of common stock and 1 million shares of preferred stock. No preferred shares have been issued.

During the year ended December 31, 2017, the Company received capital contributions of $59,500 from WFI.

On December 8, 2017, the Company amended its certificate of incorporation changing the total authorized shares to 6,000,000 from 50,000,000 of which 5,000,000 shall be common and 1,000,000 shall be preferred. No preferred shares have been issued.

NOTE 9. INCOME TAXES

For the year ended December 31, 2017 and the period from June 9, 2016 (Inception) through December 31, 2016, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carryforward tax credits.

The components of the net deferred tax assets for the year ended December 31, 2017 and for the period from June 9, 2016 (Inception) through December 31, 2016 are as follows:

	Year ended December 31, 2017	For the period June 9, 2016 (inception) through December 31, 2016
Net Operating Loss	$12,400	$14,000
Less: Valuation allowance	(12,400)	(14,000)
Net deferred tax asset	$—	$—

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 35% and the actual tax provisions for the year ended December 31, 2017 and the period from June 9, 2016 (Inception) through December 31, 2016.

	2017	2016

Expected provision (benefit) at statutory rate	(35.0)%	(35.0)%
State taxes	(3.6)%	(3.6)%
Change in federal rate	14%	0.0%
Non-US	0.0%	0.0%
Non-deductible expense	0.0%	0.0%
Increase in valuation allowance	24.6%	38.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2017 and December 31, 2016 the Company had Federal net operating loss carryforwards of approximately $50,000 and $36,000, respectively. This Federal net operating loss carryforward will expire in 2036 and 2037.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (Act). The Act makes significant modifications to the provisions of the Internal Revenue Code, including but not limited to, a corporate tax rate decrease to 21% effective as of January 1, 2018. The Company’s net deferred tax assets and liabilities have been revalued at the newly enacted U.S. Corporate rate in the year of enactment. The adjustment related to the revaluation of the deferred tax asset and liability balances is a net charge of approximately $5,000. This expense is fully offset by a change in valuation allowance. Accordingly, there is no impact on income tax expense as of December 31, 2017.

NOTE 10. RELATED PARTIES

The Company has loans from its parent company and an officer of the Company, see notes 5 and 6. The Company has also received capital contributions from its parent company, see note 8. Lastly, the Company has used office space from the parent company for no charge.

NOTE 11. SUBSEQUENT EVENTS

On January 4, 2018 our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

On January 5, 2018 the Directors of the Company and Shareholders and Directors of WFI (parent company of the Company) ratified, confirmed and approved the offer and sale of the Worthy Bonds.

Worthy Bond sales subsequent to December 31, 2017, through April 27, 2018 were approximately $146,000. These sales have been recorded as an increase in cash and an increase in a corresponding liability.

In April of 2018, the Company made a payment of $25,000 to WFI in reduction of its advances from parent obligation.

On April 19, 2018 $15,000 of advances from parent obligation was converted to additional Capital Contribution.

The Company has evaluated these financial statements for subsequent events through April 27, 2018, the date these financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in the financial statements.

PART III — EXHIBITS

Index to Exhibits

		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date Filed	Number	Herewith

2.1	Certificate of Incorporation of Worthy Peer Capital, Inc., filed with the Delaware Secretary of State on June 9, 2016.	1-A	11/27/17	2.1
2.2	Bylaws of Worthy Peer Capital, Inc.	1-A	11/27/17	2.2
3.1	Form of Worthy Peer Capital Bond	1-A	11/27/17	3.1
3.2	Form of Worthy Bond Investor Agreement	1-A	11/27/17	3.2
11.1	Consent of Salberg & Company, P.A.				Filed
11.2	Consent of D’Arelli Pruzansky, P.A.				Filed
11.3	Consent of the Pearlman Law Group LLP (Contained in Exhibit 12.1).	1-A/A	12/18/17	11.3
12.1	Opinion of Pearlman Law Group	1-A/A	12/18/17	12.1
15.1	Non-public correspondence previously submitted	1-A/A	12/18/17	15.1
15.2	Response letters to SEC comment letters	1-A/A	12/22/17	15.2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 27th day of November, 2018.

WORTHY PEER CAPITAL, INC.

By:	/s/ Sally Outlaw
Name:	Sally Outlaw
Title:	Chief Executive Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

Name and Signature	Title	Date

/s/ Sally Outlaw	Chief Executive Officer, Director	November 27, 2018
Sally Outlaw	(Principal Executive Officer)

/s/ Alan Jacobs	Executive Vice President, Chief Operating Officer, Director	November 27, 2018
Alan Jacobs